As filed with the Securities and Exchange Commission on April 7, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3 REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRIANGLE PETROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	98-0430762
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1625 Broadway, Suite 780 Denver, Colorado 80202 (303) 260-7125

(Address, including zip code, and telephone numbers, including area code, of registrant’s principal executive offices)

Peter J. Hill President and Chief Executive Officer Triangle Petroleum Corporation 1625 Broadway, Suite 780

Denver, Colorado 80202

(303) 260-7125

(Name, address, including zip code, and telephone numbers, including area code, of agent for service)

Copies to:

Richard B. Aftanas, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

(212) 735-3000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common stock, par value $0.00001 per share	1,437,699 shares	$8.565	$12,313,891.94	$1,430

(1)	Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the shares of common stock as reported on the NYSE Amex LLC on April 6, 2011.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated April 7, 2011

PROSPECTUS

1,437,699 Shares

Common Stock

This prospectus relates to the offer and sale from time to time by certain holders of our shares of common stock. The registration of the shares of our common stock does not necessarily mean that any of the shares of common stock will be offered or sold by the selling stockholders. We will receive no proceeds from any sales of the shares of our common stock, but will incur expenses in connection with any offering. See “Selling Stockholders” and “Plan of Distribution.”

The selling stockholders may sell the shares of our common stock offered hereby from time to time on the NYSE Amex or such other national securities exchange or automated interdealer quotation system on which the shares of our common stock are then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of the sale or at negotiated prices.

Our common stock is traded on the NYSE Amex under the symbol “TPLM.” On April 6, 2011, the last reported sale price of our common stock on the NYSE Amex was $8.53.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties referenced under “Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2011.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under the shelf registration rules, using this prospectus and, if required, one or more prospectus supplements, the stockholders identified in this prospectus may sell, from time to time, the securities covered by this prospectus in one or more offerings.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by any of the selling stockholders. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should also carefully read the additional information and documents described under “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus and the accompanying prospectus supplement or incorporated by reference into these documents. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference into this prospectus or the accompanying prospectus supplement. If anyone provides you with different, inconsistent or unauthorized information or representations, you must not rely on them. This prospectus and the accompanying prospectus supplement are an offer to sell only the securities offered by these documents, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or any prospectus supplement is current only as of the date on the front of those documents.

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SUMMARY

This summary highlights information contained elsewhere or incorporated by reference into this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus carefully, including the section entitled “Risk Factors,” any applicable prospectus supplement and the documents that we incorporate by reference into this prospectus and the prospectus supplement, before making an investment decision. Unless the context indicates otherwise, as used in this prospectus, the terms “we,” “us” and “our” refer to Triangle Petroleum Corporation and it subsidiaries.

TRIANGLE PETROLEUM CORPORATION

We are an exploration and development company currently focused on the acquisition and development of unconventional shale oil resources in the Bakken Shale and Three Forks formations in the Williston Basin of North Dakota and Montana. As of April 5, 2011, we have acquired, or committed to acquire, approximately 30,000 net acres primarily in McKenzie, Williams and Stark Counties of North Dakota and Roosevelt County, Montana. Having identified an area of focus in the Bakken Shale and Three Forks formations that we believe will generate attractive returns on invested capital, we are continuing to explore further opportunities in the region with a long-term goal of reaching 100,000 net acres.

We also hold over 400,000 net acres in the Maritimes Basin of Nova Scotia which contains numerous conventional and unconventional prospective reservoirs, including the Windsor Group sandstones and limestones and Horton Group shales. We currently have no plans to devote a significant portion of our capital budget to this region outside of a regional seismic program and further evaluation of well data in the region. We continue to seek a strategic partner interested in pursuing the potential long-term value offered by our holdings in this region or a farm-out arrangement whereby a partner will fund our future seismic and well programs.

We were incorporated in the State of Nevada on December 11, 2003 under the name Peloton Resources Inc. On May 10, 2005, we changed our name to Triangle Petroleum Corporation. Our principal executive office is located at 1625 Broadway, Suite 780, Denver, Colorado 80202 and our telephone number at that address is (303) 260-7125. Our website is www.trianglepetroleum.com. The information on our website is not part of this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the following risk factors and the risk factors set forth in the documents and reports filed by us with the SEC that are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement, before deciding whether to buy our securities. Additional risks not known to us or that we believe are immaterial may also significantly impair our business operations and could result in a complete loss of your investment. If any of the following risks occur, our business, financial condition and results of operations could be harmed.

Risks Relating to Our Business

We have a history of losses which may continue and negatively impact our ability to achieve our business objectives.

We incurred net losses of $13,770,485 and $2,140,101 for the fiscal years ended January 31, 2009 and 2010, respectively, and a net loss of $1,792,727 for the fiscal nine months ended October 31, 2010. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. Our operations are subject to the risks and competition inherent in the oil and natural gas industry. We cannot assure you that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including whether we will be able to expand our revenues. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on our business, financial condition and result of operations.

Oil and natural gas drilling is a speculative activity and involves numerous risks and substantial and uncertain costs that could adversely affect us.

An investment in us should be considered speculative due to the nature of our involvement in the exploration for, and the acquisition, development and production of, oil and natural gas. Oil and natural gas operations involve many risks, which even a combination of experience and knowledge and careful evaluation may not be able to overcome. There is no assurance that commercial quantities of oil and natural gas will be discovered or acquired by us.

We have substantial capital requirements that, if not met, may hinder our operations.

We anticipate that we will make substantial capital expenditures for the acquisition, exploration, development and production of oil and natural gas reserves in the future and for future drilling programs. If we have insufficient revenues, we may have a limited ability to expend the capital necessary to undertake or complete future drilling programs. We cannot assure you that debt or equity financing, or cash generated by operations, will be available or sufficient to meet these requirements or for other corporate purposes, or if debt or equity financing is available, that it will be on terms acceptable to us. Moreover, future activities may require us to alter our capitalization significantly. Our inability to access sufficient capital for our operations could have a material adverse effect on our business, financial condition, results of operations or prospects.

We may not adhere to our proposed drilling schedule.

Our final determination of whether to drill any scheduled or budgeted wells will be dependent on a number of factors, including:

•	the availability and costs of drilling and service equipment and crews;

•	economic and industry conditions at the time of drilling;

•	prevailing and anticipated prices for oil and natural gas;

•	the availability of sufficient capital resources;

•	the results of our drilling;

•	the acquisition, review and interpretation of seismic data; and

•	our ability to obtain permits for drilling locations.

Although we have identified or budgeted for numerous drilling locations, we may not be able to drill those locations within our expected time frame, or at all. In addition, our drilling schedule may vary from our expectations because of future uncertainties.

Acquisitions may prove to be worth less than we paid because of uncertainties in evaluating recoverable reserves and potential liabilities.

Our recent growth is due in large part to acquisitions of producing properties and undeveloped leasehold. We expect acquisitions will also contribute to our future growth. Successful acquisitions require an assessment of a number of factors, including estimates of recoverable reserves, exploration potential, future oil and natural gas prices, operating costs and potential environmental and other liabilities. Such assessments are inexact and their accuracy is inherently uncertain. In connection with our assessments, we perform a review of the acquired properties which we believe is generally consistent with industry practices. However, such a review will not reveal all existing or potential problems, and does not involve a review of seismic data or independent environmental testing. In addition, our review may not permit us to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities, including any structural, subsurface and environmental problems that may exist or arise. As a result of these factors, we may not be able to acquire oil and natural gas properties that contain economically recoverable reserves or be able to complete future acquisitions on terms that we believe are acceptable or, even if completed, that do not contain problems that reduce the value of acquired property.

The results of our planned drilling in the Bakken Shale and Three Forks formations, each an emerging play with limited drilling and production history, are subject to more uncertainties than drilling programs in more established formations and may not meet our expectations for production.

In the second half of 2011, we plan to begin drilling wells in the Bakken Shale and Three Forks formations. Part of our drilling strategy to maximize recoveries from the Bakken Shale and Three Forks formations involves the drilling of horizontal wells using completion techniques that have proven to be successful for other companies in other shale formations. Our experience with horizontal drilling of the Bakken Shale and Three Forks formations, as well as the industry’s drilling and production history in the formations, is limited. The ultimate success of these drilling and completion strategies and techniques in these formations will be better evaluated over time as more wells are drilled and longer term production profiles are established. In addition, the decline rates in these formations may be more substantial than in other areas and in other shale formations, making overall production difficult to estimate until our experience in these formations increases. Accordingly, the results of our future drilling in the Bakken Shale and Three Forks formations are more uncertain than drilling results in the other formations with established reserves and production histories.

Further, access to adequate gathering systems or pipeline takeaway capacity and the availability of drilling rigs and other services may be more challenging in new or emerging plays. If our drilling results are less than anticipated or we are unable to execute our drilling program because of capital constraints, lease expirations, access to gathering systems and takeaway capacity or otherwise, and/or oil and natural gas prices remain depressed or decline further, the return on our investment in these areas may not be as attractive as we anticipate and we could incur material writedowns of unevaluated properties and the value of our undeveloped acreage could decline in the future.

The lack of availability or high cost of drilling rigs, fracture stimulation crews, equipment, supplies, insurance, personnel and oil field services could adversely affect our ability to execute our exploration and development plans on a timely basis and within our budget.

Our industry is cyclical and, from time to time, there is a shortage of drilling rigs, fracture stimulation crews, equipment, supplies, insurance or qualified personnel. During these periods, the costs and delivery times of rigs, equipment and supplies are substantially greater. In addition, the demand for, and wage rates of, qualified drilling rig crews rise as the number of active rigs in service increases. If increasing levels of exploration and production result in response to strong prices of oil and natural gas, the demand for oilfield services will likely rise, and the costs of these services will likely increase, while the quality of these services may suffer. If the lack of availability or high cost of drilling rigs, equipment, supplies, insurance or qualified personnel were particularly severe in North Dakota or Montana, we could be materially and adversely affected because our operations and properties are concentrated in those areas.

The proposed United States federal budget for fiscal year 2011 and other pending legislation contain certain provisions that, if passed as originally submitted, will have an adverse effect on our business, financial position and results of operation.

In February 2010, the Obama administration released its budget proposals for the fiscal year 2011, which included numerous proposed tax changes. The proposed budget and legislation would repeal many tax incentives and deductions that are currently used by U.S. oil and natural gas companies and impose new taxes. Among others, the provisions include: repeal of the enhanced oil recovery and marginal well tax credits; repeal of the expensing of intangible drilling costs; repeal of the deduction for tertiary injectants; repeal of passive loss exceptions for working interests in oil and natural gas properties; repeal of the percentage depletion deduction for oil and natural gas properties; repeal of the manufacturing tax deduction for oil and natural gas companies; increase in the geological and geophysical amortization period for independent producers; and implementation of a fee on non-producing leases located on federal lands. Should some or all of these provisions become law our taxes could increase, potentially significantly, after net operating losses are exhausted, which would have a negative impact on our business, financial position and results of operation. This could also reduce our drilling activities in the future. Although these proposals initially were made more than one year ago, none have been voted on or become law. We do not know the ultimate impact these proposed changes may have on our business, financial position and results of operation.

We rely on independent experts and technical or operational service providers over whom we may have limited control.

We use independent contractors to provide us with technical assistance and services. We rely upon the owners and operators of rigs and drilling equipment, and upon providers of field services, to drill and develop our prospects to production. In addition, we rely upon the services of other third parties to explore or analyze our prospects to determine a method in which the prospects may be developed in a cost-effective manner. Our limited control over the activities and business practices of these providers, any inability on our part to maintain satisfactory commercial relationships with them or their failure to provide quality services could materially and adversely affect our business, results of operations and financial condition.

The termination of our agreements with Slawson, Kodiak or OGR could have a material adverse effect on our business, financial condition and results of operations.

Our agreements with Slawson Exploration, Inc., or Slawson, Kodiak Oil & Gas Corp., or Kodiak, and Oppenheimer Global Resource Private Equity Fund I and a related co-investment fund, or OGR, are essential to us and our future development. Our agreement with Slawson remains in effect as long as there is a producing well and for a period of 90 days thereafter, but may be continued if another well is being drilled or reworked at the end of this period. Our agreement with OGR remains in effect until October 2013 unless either OGR achieves certain acquisition thresholds before that date and elects to extend the term of the agreement, or OGR fails to achieve certain thresholds and we elect to terminate the agreement. Also, OGR may terminate the agreement if our net worth falls below a certain level or OGR determines that changes in our executive management team or financial prospects are not satisfactory. Termination of any of these agreements would require us to seek another collaborative relationship in that territory. We cannot assure you that a suitable alternative third party would be identified, and even if identified, we cannot assure you that the terms of any new relationship would be commercially acceptable to us, and as a result, any such termination could have a material adverse effect on our business, financial condition and results of operations.

Our agreements with Slawson, Kodiak and OGR and other agreements that we may enter into, present a number of challenges that could have a material adverse effect on our business, financial condition and results of operations.

Our agreements with Slawson, Kodiak and OGR represent a significant portion of our business in the near future. In addition, as part of our business strategy, we plan to enter into other similar transactions, some of which may be material. These transactions typically involve a number of risks and present financial, managerial and operational challenges, including the existence of unknown potential disputes, liabilities or contingencies that arise after entering into these arrangements related to the counterparties to such arrangements. We could experience financial or other setbacks if such transactions encounter unanticipated problems due to challenges, including problems related to execution or integration. Any of these risks could reduce our revenues or increase our expenses, which could adversely affect our business, financial condition or results of operations.

We depend on successful exploration, development and acquisitions to develop any future reserves and grow production and revenue in the future.

Acquisitions of oil and natural gas acreage, reserves and assets are typically based on engineering and economic assessments made by independent engineers and our own assessments. These assessments will include a series of assumptions regarding such factors as recoverability and marketability of oil and natural gas, future prices of oil and natural gas and operating costs, future capital expenditures and royalties and other government levies which will be imposed over the producing life of the reserves. Many of these factors are subject to change and are beyond our control. In particular, the prices of and markets for oil and natural gas products may change from those anticipated at the time of making such assessment. In addition, all such assessments involve a measure of geologic and engineering uncertainty that could result in lower production and reserves than anticipated. Initial assessments of acquisitions may be based on reports by a firm of independent engineers that are not the same as the firm that we have used. Because each firm may have different evaluation methods and approaches, these initial assessments may differ significantly from the assessments of the firm used by us.

Properties we acquire may be in an unexpected condition and may subject us to increased costs and liabilities, including environmental liabilities. Although we review acquired properties prior to acquisition in a manner consistent with industry practices, such reviews are not capable of identifying all potential conditions. Generally, it is not feasible to review in depth every individual property involved in each acquisition. Ordinarily, we will focus our review efforts on the higher value properties or properties with known adverse conditions and will sample the remainder. However, even a detailed review of records and properties may not necessarily reveal existing or potential problems or permit a buyer to become sufficiently familiar with the properties to assess fully their condition or any deficiencies. Inspections may not always be performed on every well, and environmental problems, such as ground water contamination, are not necessarily observable even when an inspection is undertaken. As a result, we may not acquire good title to some of our acquired properties and we may assume unknown liabilities that could have a material adverse effect on our business, financial condition and results of operations.

We may have difficulty managing growth in our business, which could adversely affect our business plan, financial condition and results of operations.

Growth in accordance with our business plan, if achieved, will place a significant strain on our financial, technical, operational and management resources. As we expand our activities and increase the number of projects we are evaluating or in which we participate, there will be additional demands on these resources. The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrences of unexpected expansion difficulties, including the failure to recruit and retain experienced managers, geologists, engineers and other professionals in the oil and natural gas industry, could have a material adverse effect on our business, financial condition and results of operations and our ability to timely execute our business plan.

Substantially all of our net leasehold acreage is undeveloped, and that acreage may not ultimately be developed or become commercially productive, which could have a material adverse effect on our future oil and natural gas reserves and production and, therefore, our future cash flow and income.

Substantially all of our net leasehold acreage is undeveloped, or acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas. In addition, many of our oil and natural gas leases require us to drill wells that are commercially productive, and if we are unsuccessful in drilling such wells, we could lose our rights under such leases. We intend to use some of the proceeds from this offering to develop our leasehold acreage by funding our exploration, exploitation and development activities. Our future oil and natural gas reserves and production and, therefore, our future cash flow and income are highly dependent on successfully developing our undeveloped leasehold acreage.

We may be unable to successfully acquire additional leasehold interests or other oil and natural gas properties, which may inhibit our ability to grow our production.

Acquisitions of leasehold interests or other oil and natural gas properties have been an important element of our business, and we will continue to pursue acquisitions in the future. In the last several years, we have pursued and consummated leasehold or other property acquisitions that have provided us opportunities to expand our acreage position and, to a lesser extent, grow our production. Although we regularly engage in discussions and submit proposals regarding leasehold interests or other properties, suitable acquisitions may not be available in the future on reasonable terms.

As most of our properties are in the exploration stage, we cannot assure you that we will establish commercial discoveries on our properties.

Exploration for economically recoverable reserves of oil and natural gas is subject to a number of risks. Few properties that are explored are ultimately developed into producing oil and/or natural gas wells. Most of our properties are only in the exploration stage and we have only limited revenues from operations. While we do have a limited amount of production of natural gas, we may not establish commercial discoveries on any of our properties. Failure to do so would have a material adverse effect on our business, financial condition and results of operations.

We have a limited operating history in the Bakken Shale and Three Forks formations in North Dakota and if we are not successful in continuing to grow our business, then we may have to scale back or even cease our ongoing business operations.

We have a limited operating history in the Bakken Shale and Three Forks formations in North Dakota. Our success is significantly dependent on a successful acquisition, drilling, completion and production program. Our operations in the Bakken Shale and Three Forks formations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history. We may be unable to locate recoverable reserves or operate on a profitable basis. We are in the early stage of the exploration and development phase of our plan and potential investors should be aware of the difficulties normally encountered by enterprises in this stage. If our business plan is not successful and we are not able to operate profitably, investors may lose some or all of their investment.

Our method of accounting for investments in oil and natural gas properties may result in impairment of asset value.

We follow the full cost method of accounting for oil and natural gas properties. Accordingly, all costs associated with the acquisition, exploration and development of oil and natural gas properties, including costs of undeveloped leasehold, geological and geophysical expenses, dry holes, leasehold equipment and legal due diligence costs directly related to acquisition, exploration and development activities, are capitalized. Capitalized costs of oil and natural gas properties also include estimated asset retirement costs recorded based on the fair value of the asset retirement obligation when incurred. The capitalized costs plus future development and dismantlement costs are depleted and charged to operations using the equivalent unit-of-production method based on proved oil and natural gas reserves as determined by our independent petroleum engineers. To the extent that such capitalized costs, net of depletion and amortization, exceed the present value of estimated future net revenues, discounted at 10%, from proved oil and natural gas reserves, after income tax effects, such excess costs are charged to operations, which may have a material adverse effect on our business, financial condition and results of operations. Once incurred, a write down of oil and natural gas properties is not reversible at a later date, even if oil or natural gas prices increase.

We cannot control the activities on the properties we do not operate and are unable to ensure their proper operation and profitability.

We currently do not operate substantially all of the properties in which we have an interest, including all of our acreage in the Bakken Shale and Three Forks formations; however, we currently control and intend to operate 10% to 15% of our acreage. As a result, we have limited ability to exercise influence over, and control the risks associated with, operations of these properties. The failure of an operator of our wells to adequately perform operations, an operator’s breach of the applicable agreements or an operator’s failure to act in our best interests could reduce our production and revenues. The success and timing of our drilling and development activities on properties operated by others therefore depends upon a number of factors outside of our control, including the operator’s timing and amount of capital expenditures, expertise and financial resources, inclusion of other participants in drilling wells and use of technology.

Our lack of diversification will increase the risk of an investment in us.

Our current business focus is on the oil and natural gas industry in a limited number of properties, primarily in North Dakota. Larger companies have the ability to manage their risk by diversification. However, we currently lack diversification, in terms of both the nature and geographic scope of our business. As a result, we will likely be impacted more acutely by factors affecting our industry or the regions in which we operate, such as the Bakken Shale and Three Forks formations, than we would if our business were more diversified, increasing our risk profile.

Because we have a small asset base and have limited access to additional capital, we may have to limit our exploration activity, which may result in a loss of investment.

We have a small asset base and limited access to additional capital. Due to our brief operating history and historical operating losses, our operations have not been a source of liquidity and we expect to raise additional capital through equity financings. We presently do not have any available credit or bank financing sources of liquidity. We expect significant capital expenditures during 2011 for land acquisitions and drilling programs on our U.S. oil shale program and for overhead and working capital purposes. We cannot assure you that we will be successful in obtaining additional funding. In that event, we may not be able to complete our planned exploration programs. If additional financing is not available or is not available on acceptable terms, we will have to curtail our operations and investors may lose their investment.

If we are unable to raise additional funds or secure a new joint operating partner in the Windsor Block, we may be required to surrender the Windsor Block lease.

On April 15, 2009, we entered into a 10-year production lease for approximately 474,625 gross acres (approximately 412,924 net acres) of land. In April 2011, we are required to provide a technical report and the Nova Scotia government may request the surrender of certain lands they deem not adequately evaluated. In the future, we may not meet the Nova Scotia government’s drilling and production requirements and therefore we may be required to surrender certain or all lands in this area in the future. At the end of the fifth year of the lease, areas of the land block not adequately drilled or otherwise evaluated may be subject to surrender. Since April 15, 2009, we have completed three exploration wells and acquired seismic data towards the production lease commitments. There is a risk that our joint venture partner in the Windsor Block will not be able to pay for their portion (13%) of the well costs, which could also slow down or stop exploration on the Windsor Block.

We will have to raise additional funds or secure a new joint operating partner in the Windsor Block to complete the exploration and development phase of our Windsor Block programs and we cannot assure you that we will be able to do so. There is a risk that we may not obtain the necessary additional funds or a new partner to continue operations and to determine the existence, discovery and successful exploitation of economically recoverable reserves and the attainment of profitable operations on our Windsor Block. If we do not obtain additional funds or secure a new partner, we may be required to surrender the lease.

Under U.S. generally accepted accounting standards, we review our unevaluated properties at the end of each quarter to determine whether portions of the costs should be reclassified to the full cost pool, subject to amortization and potentially written off as part of the ceiling test. The factors discussed above increase the risk that the carrying value of the Windsor Block could be considered impaired under U.S. generally accepted accounting standards and the impairment charge could be significant.

We face strong competition from other oil and natural gas companies.

We encounter competition from other oil and natural gas companies in all areas of our operations, including the acquisition of exploratory prospects and proven properties. Our competitors include major oil and natural gas companies and numerous independent oil and natural gas companies, individuals and drilling and income programs. Many of our competitors have been engaged in the oil and natural gas business much longer than we have and possess substantially larger operating staffs and greater capital resources than us. These companies may be able to pay more for exploratory projects and productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, these companies may be able to expend greater resources on the existing and changing technologies that we believe are and will be increasingly important to attaining success in the industry. Such competitors may also be in a better position to secure oilfield services and equipment on a timely basis or on more favorable terms. We may not be able to conduct our operations, evaluate and select suitable properties and consummate transactions successfully in this highly competitive environment.

Current global financial conditions have been characterized by increased volatility which could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

Current global financial conditions and recent market events have been characterized by increased volatility and the resulting tightening of the credit and capital markets has reduced the amount of available liquidity and overall economic activity. We cannot assure you that debt or equity financing, the ability to borrow funds or cash generated by operations will be available or sufficient to meet or satisfy our initiatives, objectives or requirements. Our inability to access sufficient amounts of capital on terms acceptable to us for our operations could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

The potential profitability of oil and natural gas properties depends upon factors beyond our control.

The potential profitability of oil and natural gas properties is dependent upon many factors beyond our control. For instance, world prices and markets for oil and natural gas are unpredictable, highly volatile, potentially subject to governmental fixing, pegging, controls or any combination of these and other factors, and respond to changes in domestic, international, political, social and economic environments. Additionally, due to worldwide economic uncertainty, the availability and cost of funds for production and other expenses have become increasingly difficult, if not impossible, to project. These changes and events may materially affect our financial performance. In addition, a productive well may become commercially unproductive in the event that water or other deleterious substances are encountered which impair or prevent the production of oil and/or natural gas from the well. In addition, production from any well may be unmarketable if it is impregnated with water or other deleterious substances. These factors cannot be accurately predicted and the combination of these factors may result in us not receiving an adequate return on invested capital.

Seasonal weather conditions and other factors could adversely affect our ability to conduct drilling activities.

Our operations could be adversely affected by weather conditions and wildlife restrictions on federal leases. In the Williston Basin and in Canada, drilling and other oil and natural gas activities cannot be conducted as effectively during the winter months. Winter and severe weather conditions limit and may temporarily halt the ability to operate during such conditions. These constraints and the resulting shortages or high costs could delay or temporarily halt our oil and natural gas operations and materially increase our operating and capital costs, which could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to retain the services of Dr. Hill and Mr. Samuels, or if we are unable to successfully recruit qualified managerial and field personnel having experience in oil and natural gas exploration, we may not be able to continue our operations.

Our success depends to a significant extent upon the continued services of our directors and officers and, in particular, Peter Hill, our Chief Executive Officer, and Jonathan Samuels, our Chief Financial Officer. Loss of the services of Dr. Hill or Mr. Samuels could have a material adverse effect on our growth, revenues and prospective business. We have not and do not expect to obtain key man insurance on our management. In addition, in order to successfully implement and manage our business plan, we will be dependent upon, among other things, successfully recruiting qualified managerial and field personnel having experience in the oil and natural gas exploration business. Competition for qualified individuals is intense. We cannot assure you that we will be able to retain existing employees or that we will be able to find, attract and retain qualified personnel on acceptable terms.

The marketability of natural resources will be affected by numerous factors beyond our control.

The markets and prices for oil and natural gas depend on numerous factors beyond our control. These factors include demand for oil and natural gas, which fluctuate with changes in market and economic conditions, and other factors, including:

•	worldwide and domestic supplies of oil and natural gas;

•	actions taken by foreign oil and natural gas producing nations;

•	political conditions and events (including instability or armed conflict) in oil-producing or natural gas-producing regions;

•	the level of global and domestic oil and natural gas inventories;

•	the price and level of foreign imports;

•	the level of consumer demand;

•	the price and availability of alternative fuels;

•	the availability of pipeline or other takeaway capacity;

•	weather conditions;

•	terrorist activity;

•	domestic and foreign governmental regulations and taxes; and

•	the overall worldwide and domestic economic environment.

Significant declines in oil and natural gas prices for an extended period may have the following effects on our business:

•	adversely affect our financial condition, liquidity, ability to finance planned capital expenditures and results of operations;

•	cause us to delay or postpone some of our capital projects;

•	reduce our revenues, operating income and cash flow; and

•	limit our access to sources of capital.

We may have difficulty distributing our oil and natural gas production, which could harm our financial condition.

In order to sell the oil and natural gas that we are able to produce from the Williston Basin and the Maritimes Basin, we may have to make arrangements for storage and distribution to the market. We will rely on local infrastructure and the availability of transportation for storage and shipment of our products, but infrastructure development and storage and transportation facilities may be insufficient for our needs at commercially acceptable terms in the localities in which we operate. This situation could be exacerbated to the extent that our operations are conducted in remote areas that are difficult to access, such as areas that are distant from shipping and/or pipeline facilities. These factors may affect our ability to explore and develop properties and to store and transport our oil and natural gas production, which may increase our expenses.

Furthermore, weather conditions or natural disasters, actions by companies doing business in one or more of the areas in which we will operate or labor disputes may impair the distribution of oil and/or natural gas and in turn diminish our financial condition or ability to maintain our operations.

Oil and natural gas operations are subject to comprehensive regulation which may cause substantial delays or require capital outlays in excess of those anticipated, causing an adverse effect on us.

Oil and natural gas operations are subject to federal, state, provincial and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Oil and natural gas operations are also subject to federal, state, provincial and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment. Various permits from government authorities are required for drilling operations to be conducted and no assurance can be given that such permits will be received. The failure or delay in obtaining the requisite approvals or permits may adversely affect our business, financial condition and results of operations.

Hydraulic fracturing, the process used for releasing oil and natural gas from shale rock, has recently come under increased scrutiny and could be the subject of further regulation that could impact the timing and cost of development.

The Environmental Protection Agency, or EPA, recently amended the Underground Injection Control, or UIC, provisions of the federal Safe Drinking Water Act, or the SDWA, to exclude hydraulic fracturing from the definition of “underground injection.” However, the U.S. Senate and House of Representatives are currently considering bills entitled the Fracturing Responsibility and Awareness of Chemicals Act, or the FRAC Act, to amend the SDWA to repeal this exemption. If enacted, the FRAC Act would amend the definition of “underground injection” in the SDWA to encompass hydraulic fracturing activities, which could require hydraulic fracturing operations to meet permitting and financial assurance requirements, adhere to certain construction specifications, fulfill monitoring, reporting, and recordkeeping obligations, and meet plugging and abandonment requirements. The FRAC Act also proposes to require the reporting and public disclosure of chemicals used in the fracturing process, which could make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater.

Hydraulic fracturing is the primary production method used to produce reserves located in the Bakken Shale and Three Forks formations. Depending on the legislation that may ultimately be enacted or the regulations that may be adopted at the federal, state and/or provincial levels, exploration and production activities that entail hydraulic fracturing could be subject to additional regulation and permitting requirements. Individually or collectively, such new legislation or regulation could lead to operational delays or increased operating costs and could result in additional burdens that could increase the costs and delay the development of unconventional oil and natural gas resources from shale formations which are not commercial without the use of hydraulic fracturing. This could have an adverse effect on our business, financial condition and results of operations.

Exploration activities are subject to certain environmental regulations which may prevent or delay the commencement or continuance of our operations.

In general, our exploration activities are subject to certain federal, state, provincial and local laws and regulations relating to environmental quality and pollution control. Specifically, we are subject to legislation regarding emissions into the environment, water discharges and storage and disposition of hazardous wastes. These laws and regulations may require the acquisition of permits before drilling commences; restrict the types, quantities and concentration of various substances that can be released into the environment from drilling and production activities; limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas; require remedial measures to mitigate pollution from former operations, such as plugging abandoned wells; and impose substantial liabilities for pollution resulting from our operations. Such laws and regulations increase the costs of our exploration activities and may prevent or delay the commencement or continuance of a given operation. In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of state or provincial authorities. Such laws and regulations are frequently changed and we are unable to predict the ultimate cost of compliance.

With the introduction of the Kyoto Protocol, oil and natural gas producers may be required to reduce greenhouse gas emissions. This could result in, among other things, increased operating and capital expenditures for those producers. This could also make certain production of oil or natural gas by those producers uneconomic, resulting in reductions in such production. The Kyoto Protocol was ratified by the Canadian government in December of 2002 and commits Canada to reducing its greenhouse gas emissions levels to 6% below 1990 “business-as-usual” levels by 2012. It officially came into force on February 16, 2005. Since that date the Canadian government has indicated it will be unable to meet its Kyoto Protocol commitments. We are unable to predict the effect on our business, financial condition and results of operations of the ratification of the Kyoto Protocol by the Canadian federal government or its subsequent position that Canada cannot meet its commitments thereunder.

The first commitment period under the Kyoto Protocol ends in 2012. Government leaders and representatives from approximately 170 countries met in Copenhagen, Denmark from December 7 through 18, 2009, or the Copenhagen Conference, to attempt to negotiate a successor to the Kyoto Protocol. The Copenhagen Conference resulted in a broad political consensus rather than a binding international treaty, or the Copenhagen Accord, that has not been endorsed by all participating countries. The Copenhagen Accord reinforces the commitment to reducing the emissions of greenhouse gas, or GHGs, contained in the Kyoto Protocol and promises funding to help developing countries mitigate and adapt to climate change. In response to the Copenhagen Accord, the Canadian government indicated on January 29, 2010 that it will seek to achieve a 17% reduction in GHG emissions from its 2005 levels by 2020. We are unable to predict the effect that compliance with the Copenhagen Accord by the Canadian federal government will have on our business, financial condition and results of operation.

Climate change laws and regulations restricting emissions of greenhouse gases could result in increased operating costs and reduced demand for the oil and natural gas that we produce while the physical effects of climate change could disrupt our production and cause us to incur significant costs in preparing for, or responding to, those effects.

On December 15, 2009, the EPA published its findings that emissions of carbon dioxide, methane and other greenhouse gases present an endangerment to human health and the environment because emissions of such gases are, according to the EPA, contributing to the warming of the earth’s atmosphere and other climatic changes. These findings by the EPA allowed the agency to proceed with the adoption and implementation of regulations that would restrict emissions of greenhouse gases under existing provisions of the federal Clean Air Act. On November 30, 2010, the EPA issued a final rule requiring reporting of greenhouse gas emissions from the oil and natural gas industry. The adoption and implementation of any regulations imposing reporting obligations on, or limiting emissions of greenhouse gases from, oil and natural gas operations could increase costs or could adversely affect demand for the oil and natural gas produced from our lands.

Also, on June 26, 2009, the U.S. House of Representatives passed the American Clean Energy and Security Act of 2009, or ACESA, which would establish an economy-wide cap-and-trade program to reduce United States emissions of greenhouse gases including carbon dioxide and methane that may contribute to the warming of the Earth’s atmosphere and other climatic changes. If it becomes law, ACESA would require a 17% reduction in greenhouse gas emissions from 2005 levels by 2020 and just over an 80% reduction of such emissions by 2050. Under this legislation, the EPA would issue a capped and steadily declining number of tradable emissions allowances to certain major sources of greenhouse gas emissions so that such sources could continue to emit greenhouse gases into the atmosphere. These allowances would be expected to escalate significantly in cost over time. The net effect of ACESA will be to impose increasing costs on the combustion of carbon-based fuels such as oil, refined petroleum products and natural gas. The U.S. Senate has begun work on its own legislation for restricting domestic greenhouse gas emissions and President Obama has indicated his support of legislation to reduce greenhouse gas emissions through an emission allowance system. Although it is not possible at this time to predict when the Senate may act on climate change legislation or how any bill passed by the Senate would be reconciled with ACESA, any future federal laws or implementing regulations that may be adopted to address greenhouse gas emissions could require us to incur increased operating costs and could adversely affect demand for the oil and natural gas we produce.

Finally, it should be noted that some scientists have concluded that increasing concentrations of greenhouse gases in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, floods and other climatic events. If any such effects were to occur, they could have an adverse effect on our exploration and production operations. Significant physical effects of climate change could also have an indirect effect on our financing and operations by disrupting the transportation or process-related services provided by midstream companies, service companies or suppliers with whom we have a business relationship. We may not be able to recover through insurance some or any of the damages, losses or costs that may result from potential physical effects of climate change and as a result, this could have a material adverse effect on our business, financial condition and results of operations.

Exploratory drilling involves many risks and we may become liable for pollution or other liabilities which may have an adverse effect on our financial position and results of operations.

Drilling operations generally involve a high degree of risk. Hazards such as unusual or unexpected geological formations, power outages, labor disruptions, blow-outs, sour gas leakage, fire, inability to obtain suitable or adequate machinery, equipment or labor and other risks are involved. We may become subject to liability for pollution or hazards against which we cannot adequately insure or for which we may elect not to insure. Incurring any such liability may have a material adverse effect on our financial position and results of operations.

Any change in government regulation and/or administrative practices may have a negative impact on our ability to operate and on our profitability.

The laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in the United States or Canada or any other jurisdiction may be changed, applied or interpreted in a manner which will fundamentally alter our ability to carry on our business. The actions, policies or regulations, or changes thereto, of any government body or regulatory agency, or other special interest groups, may have a detrimental effect on us. Any or all of these situations may have a negative impact on our ability to operate and/or our profitability.

Aboriginal claims could have an adverse effect on us and our operations.

Aboriginal peoples have claimed aboriginal title and rights to portions of Canada where we operate, including in Nova Scotia, where our Windsor Block acreage is located. We are not aware that any claims have been made in respect of our property and assets. However, if a claim arose and was successful, it could have an adverse effect on us and our operations.

We do not plan to insure against all potential operating risks. We might incur substantial losses from, and be subject to substantial liability claims for, uninsured or underinsured risks related to our oil and natural gas operations.

We do not intend to insure against all risks. Our oil and natural gas exploration and production activities will be subject to hazards and risks associated with drilling for, producing and transporting oil and natural gas, and any of these risks can cause substantial losses resulting from:

•	environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;

•	abnormally pressured formations;

•	mechanical difficulties, such as stuck oil field drilling and service tools and casing collapse;

•	fires and explosions;

•	personal injuries and death;

•	regulatory investigations and penalties; and

•	natural disasters.

We might elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. Losses and liabilities arising from uninsured and underinsured events or in amounts in excess of existing insurance coverage could have a material adverse effect on our business, financial condition or results of operations.

No assurance can be given that defects in our title to oil and natural gas interests do not exist.

Title to oil and natural gas interests is often not possible to determine without incurring substantial expense. An independent title review was completed with respect to certain of the oil and natural gas rights acquired by us and the interests in oil and natural gas rights owned by us. However, no assurance can be given that title defects do not exist. If a title defect does exist, it is possible that we may lose all or a portion of the properties to which the title defect relates. Our actual interest in certain properties may therefore vary from our records.

We have discovered material weaknesses in our internal accounting controls and our inability to correct these weaknesses could reduce confidence in our financial statements.

For the three fiscal years ended January 31, 2010 and the nine fiscal months ended October 31, 2010, our management identified a material weakness related to our period-end financial reporting process. Specifically, we did not have sufficient personnel in our accounting and financial reporting functions, and as a result, we were not able to achieve adequate segregation of duties and were not able to provide adequate reviews of the financial statements. This control deficiency, which is pervasive in nature, results in a reasonable possibility that material misstatements of the financial statements will not be prevented or detected on a timely basis. Management will continue to monitor and evaluate the effectiveness of our disclosure controls and procedures and our internal controls over financial reporting on an ongoing basis and is committed to taking further action and implementing additional enhancements or improvements, as necessary and as funds allow. As part of this commitment, we will continue to assess our current personnel resources. As our activity levels increase, we have added new personnel resources, and will continue to look to increase our personnel resources, to increase segregation of duties. As operations increase, we plan to hire additional knowledgeable personnel to further support our current accounting personnel.

Although our management and audit committee intend for the new policies and procedures to provide sufficient assurance of future compliance, we are unable to determine at this time whether the new policies and procedures will be fully effective in correcting these weaknesses. Despite this, a control system, no matter how well conceived and operated, can provide only reasonable assurance that the objectives of the control system are met. Our management, including our Chief Executive Officer and Chief Financial Officer, does not expect that our disclosure controls and procedures or internal accounting controls will prevent all errors and fraud, even after instituting the changes described above. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues have been detected and further misstatements due to error or fraud may occur and not be detected.

We are subject to the requirements of Section 404(a) of the Sarbanes-Oxley Act. If we are unable to timely comply with Section 404(a) or if the costs related to compliance are significant, our profitability, stock price, financial condition and results of operations could be materially adversely affected.

We are required to comply with the provisions of Section 404(a) of the Sarbanes-Oxley Act of 2002. Section 404(a) requires that we document and test our internal controls over financial reporting and issue management’s assessment of our internal controls over financial reporting.

We believe that the out-of-pocket costs, the diversion of management’s attention from running the day-to-day operations and operational changes caused by the need to comply with the requirements of Section 404(a) of the Sarbanes-Oxley Act could be significant. If the time and costs associated with such compliance exceed our current expectations, our profitability, stock price, financial condition and results of operations could be materially adversely affected.

We cannot be certain at this time that we will identify material weaknesses in our internal controls over financial reporting. If we fail to comply with the requirements of Section 404(a) or if we identify and report any additional material weaknesses, the accuracy and timeliness of the filing of our annual and quarterly reports may be materially adversely affected and could cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock. In addition, material weaknesses in the effectiveness of our internal controls over financial reporting could result in an increased chance of fraud and the loss of customers, reduce our ability to obtain financing and require additional expenditures to comply with these requirements, each of which could have a material adverse effect on our business, financial condition and results of operations.

Our Canadian operations subject us to currency exchange rate risk, which could cause our financial condition and results of operations to fluctuate significantly from period to period.

A portion of our revenues are derived from our Canadian activities and operations. As a result, we translate the financial condition and results of operations of our Canadian operations into U.S. dollars. Therefore, our reported financial condition and results of operations are subject to changes in the exchange relationship between the two currencies. For example, as the relationship of the Canadian dollar strengthens against the U.S. dollar, our revenue denominated in Canadian dollars is favorably affected and conversely our expenses denominated in Canadian dollars are unfavorably affected. Monetary assets and liabilities denominated in foreign currencies are translated into U.S. dollars at rates of exchange in effect at the balance sheet date and gains and losses are recorded in earnings. Non-monetary assets, liabilities and items recorded in income arising from transactions denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction. Our foreign currency transactions are primarily undertaken in Canadian dollars. We have not, to the date of the consolidated financial statements included in this prospectus, entered into derivative instruments to offset the impact of foreign currency fluctuations.

Risks Relating to Our Common Stock

The market price for our common stock may be highly volatile.

The market price for our common stock may be highly volatile and could be subject to wide fluctuations. Some of the factors that could negatively affect such share price include:

•	actual or anticipated fluctuations in our quarterly results of operations;

•	liquidity;

•	sales of common stock by our stockholders;

•	changes in oil and natural gas prices;

•	changes in our cash flow from operations or earnings estimates;

•	publication of research reports about us or the oil and natural gas exploration and production industry generally;

•	increases in market interest rates which may increase our cost of capital;

•	changes in applicable laws or regulations, court rulings and enforcement and legal actions;

•	changes in market valuations of similar companies;

•	adverse market reaction to any indebtedness we incur in the future;

•	additions or departures of key management personnel;

•	actions by our stockholders;

•	commencement of or involvement in litigation;

•	news reports relating to trends, concerns, technological or competitive developments, regulatory changes and other related issues in our industry;

•	speculation in the press or investment community regarding our business;

•	inability to list our common stock on a national securities exchange;

•	general market and economic conditions; and

•	domestic and international economic, legal and regulatory factors unrelated to our performance.

Financial markets have recently experienced significant price and volume fluctuations that have affected the market prices of equity securities of companies and that have, in many cases, been unrelated to the operating performance, underlying asset values or prospects of such companies. Accordingly, the market price of our common stock may decline even if our results of operations, underlying asset values or prospects have not changed. Additionally, these factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary.

Limited trading volume in our common stock may contribute to price volatility.

As a relatively small company with a limited market capitalization, even if our shares are more widely disseminated, we are uncertain as to whether a more active trading market in our common stock will develop. As a result, relatively small trades may have a significant impact on the price of our common stock. In addition, because of the limited trading volume in our common stock and the price volatility of our common stock, you may be unable to sell your shares of common stock when you desire or at the price you desire. The inability to sell your shares in a declining market because of such illiquidity or at a price you desire may substantially increase your risk of loss.

In the past, we have not paid dividends on our common stock and do not anticipate paying dividends on our common stock in the foreseeable future.

In the past, we have not paid dividends on our common stock and do not expect to declare or pay any cash or other dividends in the foreseeable future on our common stock, as we intend to use cash flow generated by operations to develop our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as our board of directors deems relevant.

Future sales or other issuances of our common stock could depress the market for our common stock.

We may seek to raise additional funds through one or more public offerings of our common stock, in amounts and at prices and terms determined at the time of the offering. We may also use our common stock as consideration to make acquisitions, including to acquire additional leasehold interests. Any issuances of large quantities of our common stock could reduce the price of our common stock, and, to the extent that we issue equity securities to fund our business plan, our existing stockholders’ ownership will be diluted.

Issuances, or the availability for sale, of substantial amounts of our common stock could adversely affect the value of our common stock.

No prediction can be made as to the effect, if any, that future issuances of our common stock, or the availability of common stock for future sales, will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market and the availability of shares for future sale, including by one or more of our significant stockholders or shares of our common stock issuable upon exercise of outstanding options to acquire shares of our common stock, could adversely affect the prevailing market price of our common stock. This in turn would adversely affect the fair value of the common stock and could impair our future ability to raise capital through an offering of our equity securities.

Anti-takeover provisions could make a third party acquisition of us difficult.

We are subject to the anti-takeover law of the Nevada Revised Statutes, commonly known as the Business Combinations Act. This law provides that specified persons who, together with affiliates and associates, own, or within three years did own, 10% or more of the outstanding voting stock of a corporation cannot engage in specified business combinations with us for a period of three years after the date on which the person became an interested stockholder. The law defines the term “business combination” to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. This provision has an anti-takeover effect for transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference into this prospectus contain certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to our business, financial condition, liquidity and results of operations. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” “continue,” “potential,” “should,” and the negative of these terms or other comparable terminology often identify forward-looking statements. Statements in this prospectus and the other documents incorporated by reference that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Section 27A of the Securities Act of 1933, as amended, or the Securities Act. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including the risks discussed in this prospectus, in our Annual Report on Form 10-K for the fiscal year ended January 31, 2010 in Item 1A under “Risk Factors” and the risks detailed from time to time in our future SEC reports. These forward-looking statements include, but are not limited to, statements about:

•	history of losses;

•	uncertainty of drilling results;

•	uncertainty of results of acquisitions;

•	termination of agreements with our partners;

•	our relationship with our partners;

•	inability to acquire additional leasehold interests or other oil and natural gas properties;

•	inability to manage growth in our business;

•	inability to control properties we do not operate;

•	inability to protect against certain liabilities associated with our properties;

•	lack of diversification;

•	substantial capital requirements and limited access to additional capital;

•	competition in the oil and natural gas industry;

•	global financial conditions;

•	oil and natural gas realized prices;

•	seasonal weather conditions;

•	marketing and distribution of oil and natural gas;

•	the influence of our significant stockholders;

•	government regulation of the oil and natural gas industry;

•	potential regulation affecting hydraulic fracturing;

•	environmental regulations, including climate change regulations;

•	uninsured or underinsured risks;

•	aboriginal claims relating to our Canadian properties;

•	defects in title to our oil and natural gas interests;

•	material weaknesses in our internal accounting controls; and

•	foreign currency exchange risks.

Many of the important factors that will determine these results are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date of this prospectus or, in the case of documents incorporated by reference, as of the date of such documents. Except as otherwise required by law, we do not assume any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information contained in this prospectus, any applicable prospectus supplement and documents incorporated by reference into this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these shares of common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock.

We file reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information filed by us at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including Triangle Petroleum Corporation. The address of the SEC website is http://www.sec.gov.

IMPORTANT INFORMATION INCORPORATED BY REFERENCE

We file annual, quarterly and current reports and other information with the SEC under the Exchange Act. Such reports and other information can be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington, D.C. address. Please call the SEC at 1-800-SEC-0330 for further information. Our filings are also available to the public at the SEC’s website at http://www.sec.gov. We maintain an Internet website at http://www.triangle petroleum.com. On the Investor Relations page of that site, we provide access to our SEC filings free of charge as soon as reasonably practicable after filing with the SEC. The information on our Internet website is not incorporated into this prospectus by reference and you should not consider it a part of this prospectus.

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The SEC file numbers for the documents incorporated by reference into this prospectus are 001-34945 for documents filed on or after November 11, 2010 and 0-51321 for documents filed prior to that date. The documents incorporated by reference into this prospectus contain important information that you should read about us.

The following documents are incorporated by reference into this document:

•	our annual report on Form 10-K for the fiscal year ended January 31, 2010, as filed with the SEC on April 9, 2010;

•

our quarterly reports on Form 10-Q for the fiscal quarter ended April 30, 2010, as filed with the SEC on June 14, 2010, for the fiscal quarter ended July 31, 2010, as filed with the SEC on September 14, 2010 and for the fiscal quarter ended October 31, 2010, as filed with the SEC on December 9, 2010;

•

our current reports on Form 8-K, as filed with the SEC on February 16, 2010, March 12, 2010, March 16, 2010, May 27, 2010, June 7, 2010, August 3, 2010, August 10, 2010, August 12, 2010, September 21, 2010, October 25, 2010, November 3, 2010, November 5, 2010, November 12, 2010 (two reports filed on such date), December 7, 2010, March 7, 2011, March 16, 2011 and March 23, 2011 (in each case excluding Items 2.02 or 7.01, which have been “furnished” but not “filed” for purposes of the Exchange Act; and

•

the description of our common stock set forth in our registration statement filed on Form 8-A pursuant to Section 12 of the Exchange Act with the SEC on November 2, 2010, and any amendment or report filed for the purpose of updating that description.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial registration statement and prior to effectiveness of the registration statement or (ii) from the date of this prospectus but prior to the termination of the offering. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits which are specifically incorporated by reference into such documents. Requests should be directed to the Chief Financial Officer at Triangle Petroleum Corporation, 1625 Broadway, Suite 780, Denver, Colorado 80202 or by calling us at (303) 260-7125.

USE OF PROCEEDS

The shares of our common stock offered by this prospectus are being registered for the account of the selling stockholders named in this prospectus, in any supplement to this prospectus or in an amendment to the registration statement of which this prospectus forms a part. Therefore, any proceeds from the sale of these shares of our common stock will be received by the selling stockholders for their own account, and we will not receive any proceeds from the sale of any of the shares of our common stock offered by this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock, together with the additional information we include in any applicable prospectus supplement and in any related free writing prospectuses, summarizes the material terms and provisions of our common stock that we may offer under this prospectus. The following summary of our capital stock is subject in all respects to the applicable provisions of the Nevada’s private corporations laws (Nevada Revised Statute Chapter 78), or the NRS, our articles of incorporation, as amended, or our “articles of incorporation” and bylaws, as amended and restated, or our “bylaws.”

General

We are authorized to issue up to 70,000,000 shares of common stock, with a par value of $0.00001. As of April 5, 2011, we had 42,942,538 shares of outstanding common stock.

Common Stock

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The affirmative vote of a plurality of the votes cast at the meeting of the stockholders at which there is a quorum by the holders of shares of our common stock entitled to vote in the election are required to elect each director. Other matters to be voted on by our stockholders must be approved by the affirmative vote of a majority of the shares represented at the meeting at which there is a quorum and entitled to vote on such matter (which shares voting affirmatively also constitute at least a majority of the required quorum), unless the vote of a greater number or voting by classes is required by applicable law, our articles of incorporation or our bylaws. On any matter other than the election of directors, any stockholder may vote part of the shares in favor of or in opposition to the proposal and refrain from voting the remaining shares. However, if the stockholder fails to specify the number of shares which the stockholder is voting, it will be conclusively presumed that the stockholder’s vote is with respect to all shares that the stockholder is entitled to vote. Holders of our common stock will not have the right to cumulate votes in elections of directors.

Liquidation Rights

Upon our liquidation, dissolution and winding up, the holders of our common stock are entitled to share ratably in our assets which are legally available for distribution after payment of all debts and other liabilities.

Dividend Rights

Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors.

Preemptive Rights

Our common stock has no preemptive or conversion rights or other subscription rights.

No Redemption Rights, Conversion Rights or Sinking Fund

There are no redemption, conversion or sinking fund provisions applicable to our common stock.

Stockholder Action; Special Meetings

Our bylaws provide that stockholders’ action can only be taken at an annual or special meeting of stockholders except that stockholder action by written consent can be taken if the consent is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Our bylaws provide that, except as otherwise required by law or our articles of incorporation, special meetings of the stockholders may be called at any time by our president or by a majority of our board of directors.

Number of Directors; Removal; Vacancies

Our bylaws currently specify that the number of directors shall be at least one and no more than 13 persons, unless otherwise determined by a vote of the majority of our board of directors. Our board of directors currently consists of five persons.

Pursuant to our bylaws and the NRS, each director serves until the next annual meeting and until his or her successor has been elected and qualified or his or her removal or resignation, and directors may be removed from office by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote.

Our bylaws further provide that vacancies resulting from newly created directorships in our board of directors may be filled by a majority of our board of directors, even if less than a quorum is present, or by a sole remaining director. Any director so chosen will hold office until his or her successor has been elected at an annual or special meeting of stockholders and has been qualified, or his or her removal or resignation.

Anti-Takeover Effects of Certain Provisions of Nevada Law

We are subject to the anti-takeover law of the NRS, commonly known as the Business Combinations Act. This law provides that specified persons who, together with affiliates and associates, own, or within three years did own, 10% or more of the outstanding voting stock of a corporation cannot engage in specified business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder. The law defines the term “business combination” to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. This provision has an anti-takeover effect for transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock.

We have opted out of the Acquisition of Controlling Interest statutory provisions of the NRS.

Amendment of Bylaws

Our bylaws may be amended by (i) a majority of all the stock issued and outstanding and entitled to vote at an annual or special meeting of stockholders or (ii) a majority of our board of directors.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

Listing

Our common stock is currently quoted on the NYSE Amex under the symbol “TPLM.”

SELLING STOCKHOLDERS

The following table presents, as of April 5, 2011, the number of shares of our common stock beneficially owned by the selling stockholders and the number of shares of our common stock offered by the selling stockholders under this prospectus. The selling stockholders may sell all, some or none of the shares of our common stock offered by this prospectus. In preparing the table below we have assumed that the selling stockholders will sell all of the shares of our common stock covered by this prospectus.

On October 5, 2010, we entered into a purchase and sale agreement with Williston Exploration LLC to acquire approximately 1,732 net acres in Williams County, North Dakota. The aggregate purchase price consisted of approximately $2.2 million in cash, which we paid in connection with the first closing of the transaction on December 7, 2010, and 433,500 shares of our common stock, which we issued to James M. Levy and Jeffrey M. White at the direction of Williston Exploration LLC in accordance with the agreement on February 15, 2011 in connection with the final closing of the transaction.

On March 4, 2011, we entered into an agreement with Slawson Exploration Company, Inc. to acquire up to 6,716 undeveloped net acres. The aggregate consideration, subject to customary purchase price adjustments, is comprised of approximately $14.5 million in cash and 1,004,199 shares of our common stock. The closing occurred on April 1, 2011, which is when the shares of common stock were issued to Slawson Exploration Company, Inc. and certain other selling stockholders named below at the direction of Slawson Exploration Company, Inc. in accordance with the agreement.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. To our knowledge, each person named in the table below has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table and pursuant to applicable community property laws. The percentages of beneficial ownership set forth below are based on 42,942,538 shares of our common stock outstanding on April 5, 2011. Information below with respect to each selling stockholder’s beneficial ownership has been furnished by such selling stockholder.

None of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us.

Selling Stockholder	Shares Beneficially Owned Prior to Offering		Shares Offered Hereby	Shares Beneficially Owned After Offering
	Number	%(1)		Number	%(1)
James M. Levy(2)	216,750	*	216,750	0	*
Jeffrey M. White(3)	216,750	*	216,750	0	*
Slawson Exploration Company, Inc.(4)	493,245	*	493,245	0	*
Slawson Resources Company(4)	449,064	*	449,064	0	*
Robert Todd Slawson(5)	21,983	*	21,983	0	*
Craig Alan Slawson(5)	5,496	*	5,496	0	*
DS&S Chase, LLC(6)	13,309	*	13,309	0	*
D Summer Chase III 2001 Irrevocable Trust(7)	9,864	*	9,864	0	*
Stuart F Chase 2001 Irrevocable Trust(8)	9,864	*	9,864	0	*
Sheringham Corporation(9)	1,374	*	1,374	0	*

*	Less than 1%
(1)	The percentage of beneficial ownership of the shares of our common stock is based on the number of shares deemed to be beneficially owned by each selling stockholder divided by 42,942,538 shares of our common stock outstanding as of April 5, 2011.

(2)	Mr. Levy’s address is 354 Wild Willow Drive, El Paso, Texas 79922.
(3)	Mr. White’s address is 50 E. Beckonvale Circle, Spring, Texas 77382.
(4)	Selling stockholder’s address is 727 North Waco, Suite 400, Wichita, Kansas 67203.
(5)	Selling stockholder’s address is c/o Slawson Exploration Company, Inc., 1675 Broadway, Suite 1600, Denver, Colorado 80202.
(6)	DS&S Chase, LLC’s address is 300 Preston Avenue, Suite 500, Charlottesville, Virginia 22902.
(7)	D Summer Chase III 2001 Irrevocable Trust’s address is c/o D.S. Chase III, Edwin T. Burton and Gordon M. Marchand, Trustees, 300 Preston Avenue, Suite 500, Charlottesville, Virginia 22902.
(8)	Stuart F Chase 2001 Irrevocable Trust’s address is c/o Stuart F. Chase, Edwin T. Burton and Gordon M. Marchand, Trustees, 300 Preston Avenue, Suite 500, Charlottesville, Virginia 22902.
(9)	Sheringham Corporation’s address is Triad Building, Suite 201, 14887 Highway 105 West, Montgomery, Texas 77356.

PLAN OF DISTRIBUTION

This prospectus relates to the offer and sale from time to time by the selling stockholders of up to all of the shares of our common stock held by each such selling stockholder as set forth under “Selling Stockholders.” The selling stockholders may sell shares from time to time in one or more transactions, which may include underwritten offerings, sales in open market or block transactions on the NYSE Amex, or such other national securities exchange or automated interdealer quotation system on which the shares of our common stock are then listed or quoted, sales in the over-the-counter market, privately negotiated transactions, put or call options transactions relating to the shares, short sales of shares, hedging transactions, or in transactions in which shares may be delivered in connection with issuance of securities by issuers other than the selling stockholders that are exchangeable for or payable in such shares, distributions to beneficiaries of the selling stockholders or a combination of such methods of sale or by any other legally available means, at market prices prevailing at the time of sale, at prices related to prevailing market prices at the time of the sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. None of the selling stockholders have advised us that they have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares of our common stock offered hereby, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders. In addition, any of the shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The selling stockholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In effecting sales, such broker-dealers may arrange for other broker-dealers to participate.

The selling stockholders may enter into options or other transactions with broker-dealers or other financial institutions who may resell the securities offered hereby pursuant to this prospectus (as supplemented or amended to reflect the transaction).

If shares of our common stock are sold in an underwritten offering, the shares will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or prices at the time of the sale or at negotiated prices. Any public offering price and any discounts or commissions allowed or reallowed or paid to dealers may be changed from time to time. Underwriters may sell shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

Depending upon the circumstances of any sale hereunder, any underwriter or broker-dealer who acts in connection with the sale of shares of our common stock hereunder may be deemed to be “underwriters,” within the meaning of Section 2(11) of the Securities Act, and any compensation received by them and any profit on any resale of shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act.

The anti-manipulation provisions of Regulation M promulgated under the Exchange Act may apply to sales by the selling stockholders in the market.

In order to comply with the securities laws of certain jurisdictions, the common stock offered hereby will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the common stock offered hereby may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption or federal preemption from registration or qualification is available and is complied with.

We have agreed to pay all expenses in connection with the registration of the shares of our common stock being offered hereby. Selling stockholders are responsible for paying broker’s commissions, underwriting discounts and any other selling expenses, as well as fees and expenses of selling stockholders’ counsel. We have agreed to indemnify the selling stockholders against certain liabilities and expenses relating to the accuracy of our representations and warranties in the purchase and sale agreement, including representations concerning certain information incorporated by reference in this prospectus, which may include liabilities under the Securities Act. We or the selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Upon our being notified by a selling stockholder that any material arrangement has been entered into with an underwriter or a broker-dealer for the sale of shares through a special offering, block trade, exchange distribution or a secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares of our common stock involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction.

In compliance with the guidelines of the Financial Industry Regulatory Authority, or the FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Jones Vargas, Chartered, Las Vegas, Nevada, will provide opinions regarding the validity of our common stock. Skadden, Arps, Slate, Meagher & Flom LLP may also provide opinions regarding certain other matters. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements of the Company have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, which report is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Triangle Petroleum Corporation

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The expenses relating to the registration of the securities will be borne by the registrant. Such expenses (except the SEC Registration Fee) are estimated to be as follows:

Amount to be paid
SEC Registration Fee	$1,438
Accounting Fees and Expenses	25,000
Legal Fees and Expenses	100,000
Trustee, Transfer Agent and Registrar Fees	10,000
Miscellaneous expenses	10,000
Total	$146,438

Item 15.	Indemnification of Directors and Officers.

Chapter 78 of the Nevada Revised Statutes (“NRS”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to NRS Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. NRS Chapter 78 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he is not liable pursuant to NRS Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged, after exhaustion of all appeals, to be liable to the corporation unless and only to the extent that the court or other court of competent jurisdiction in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court or other court of competent jurisdiction shall deem proper.

Our bylaws provide that we may indemnify our officers, directors, employees, agents and any other persons to the maximum extent permitted by the NRS.

Item 16.	Exhibits.

See the Exhibit Index which is incorporated herein by reference.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) (i)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado, on April 6, 2011.

TRIANGLE PETROLEUM CORPORATION

By:	/s/ Peter J. Hill
Peter J. Hill President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter J. Hill and Jonathan Samuels, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any and all additional registration statements relating to the Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent or his substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement and power of attorney have been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter J. Hill Peter J. Hill	President, Chief Executive Officer and Director (Principal Executive Officer)	April 6, 2011

/s/ Jonathan Samuels Jonathan Samuels	Chief Financial Officer (Principal Financial Officer)	April 6, 2011

/s/ F. Gardner Parker F. Gardner Parker	Director	April 6, 2011

/s/ Stephen A. Holditch Stephen A. Holditch	Director	April 6, 2011

/s/ Randal Matkaluk Randal Matkaluk	Director	April 6, 2011

EXHIBIT INDEX

Exhibit Number	Description

1.1*	Form of Underwriting Agreement.

4.1	Specimen Common Stock Certificate, filed as an exhibit to Amendment No. 1 of the Company’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on October 25, 2010 and incorporated herein by reference.

5.1**	Opinion of Jones Vargas, Chartered.

23.1**	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2**	Consent of Ryder Scott, Independent Petroleum Engineers.

23.3**	Consent of Jones Vargas, Chartered (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereto).

*	To be filed by amendment to the Registration Statement or incorporated by reference from documents filed or to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.
**	Filed herewith.